                                                                 EXHIBIT 10.6.20

June 18, 2002

Selkirk Cogen Partners, L. P.
c/o PG&E NEG
7600 Wisconsin Avenue
Bethesda, MD  20814

Attention: Ed Jarmas

RE:      Firm Transportation Negotiated Rate Letter Agreement
         Tennessee FT-A Service Package No. 40295

Dear Ed:

In consideration for Selkirk Cogen Partners,  L. P.'s (Selkirk)  conversion from firm transportation  service under Tennessee Gas Pipeline Company's  (Tennessee)
NET 284 Rate  Schedule to firm  transportation  service under  Tennessee's  Rate
Schedule FT-A, and pursuant to Section 5.7 of the FT-A Rate Schedule,  Tennessee
hereby  agrees to adjust its  applicable  FT-A  Transportation  rate,  as it may change  from  time-to-time,  for  service  provided  under the above  referenced service package (the Service Package) as follows:

     1.   For the  period  commencing  on the  later  of the day  after an order approving  this  Negotiated  Rate  Agreement  by  the  Federal  Energy
          Regulatory  Commission  ("FERC")  or  August  1,  2002  ("Commencement
          Date"),  and  extending for two (2) years from the  Commencement  Date
          ("First Period") for  transportation  service provided by Tennessee on behalf of Shipper under the Service Package, the applicable FT-A rates will be:

          i)   A monthly reservation rate equal to the effective maximum monthly
               FT-A reservation rate, as it may change, plus a monthly surcharge of  $0.1356  per Dth,  and a daily  commodity  rate  equal to the effective  maximum FT-A commodity  rate, as it may change.  These rates are inclusive of surcharges.

          ii)  In addition, Shipper shall furnish a quantity of gas for fuel and losses equal to the applicable FT-A fuel and loss percentage,  as it may change.

     2.   For  the  period   commencing  on  the  second   anniversary   of  the
          Commencement  Date  and  extending  for  three  (3)  years  thereafter
          ("Second Period";) for transportation service provided by Tennessee on behalf of Shipper under the Service Package, the applicable FT-A rates will be:

          i)   A monthly reservation rate equal to the effective maximum monthly
               FT-A reservation rate, as it may change, plus a monthly surcharge of  $0.1043  per Dth,  and a daily  commodity  rate  equal to the effective  maximum FT-A commodity  rate, as it may change.  These rates are inclusive of surcharges.

          ii)  In addition, Shipper shall furnish a quantity of gas for fuel and losses equal to the applicable FT-A fuel and loss percentage,  as it may change.

After the end of the Second Period, the transportation rate under this Agreement shall be the effective maximum FT-A reservation and commodity rates, as they may change  from  time-to-time.  In  addition,  Shipper  shall  pay  any  applicable surcharges  under Rate  Schedule  FT-A as well as furnish a quantity  of gas for fuel and losses applicable under Rate Schedule FT-A.

3.   Shipper  shall  maintain,  for a  period  of 42  months  commencing  on the
     Commencement Date of the Service Package (Throughput Commitment Period), an
     annual  throughput of 3,173,310 Dth under the Service  Package  (Throughput
     Commitment).  The Throughput  Commitment Period shall be comprised of three twelve-month  sub-periods followed by one six-month sub-period during which
     the  Throughput   Commitment  shall  be  one  half  the  annual  Throughput
     Commitment.  Each Dth of gas  flowing  under the  Service  Package  on each segment  utilized,  whether by Shipper or a  Replacement  Shipper,  will be
     counted  towards  the  Throughput  Commitment.   To  the  extent  that  the
     Throughput  Commitment  is not  met by the end of  each  sub-period  of the
     Throughput  Commitment Period,  Tennessee shall adjust the rate paid during that  sub-period,  such that Shipper shall pay Tennessee an additional rate equal  to the  weighted  average  FT-A  commodity  rate in  effect  for the applicable  period plus $0.0285 per Dth  multiplied  by the Dth  deficiency between the Throughput Commitment and the actual throughput.  Shipper shall pay this  additional rate in one lump sum payment within 10 days of receipt of an invoice  from  Tennessee.  To determine  whether  Shipper has met its
     Throughout  Commitment during a given sub-period,  Tennessee shall consider
     Shipper's overall actual  throughput  during that sub-period.  Shipper will not have met its Throughput  Commitment only if Shipper's throughput in the
     aggregate  fell  below  the  Throughput   Commitment  during  the  relevant
     sub-period.

4.   This  Negotiated Rate Agreement shall be filed with the FERC and is subject to approval  by the FERC.  For five (5) years from the  Commencement  Date,
     Shipper  shall not file or support any filing at the FERC that  proposes to decrease the rate under this Negotiated Rate Agreement.

5.   If any material term of this Negotiated  Rate  Agreement,  as determined by
     Tennessee  or  Shipper  at its  reasonable  discretion,  is  disallowed  or modified  by any order,  rulemaking,  regulation  or policy of the FERC and such  disallowance  or  modification  has a material  adverse effect on the economic  positions of Tennessee  and/or Shipper under this  Agreement,  as determined by the reasonable  discretion of either party,  then the Parties shall meet to negotiate mutually  agreeable  substitute terms to amend this
     Negotiated  Rate Agreement in order to ensure that the original  commercial
     intent  of  the  Parties  is  preserved,   including  but  not  limited  to
     consideration of the balance of benefits and the timing of  implementation.

Please  acknowledge  your  acceptance of this proposal by signing both originals and returning to the undersigned.  One fully executed  original will be returned for your records.

Sincerely,

Tennessee Gas Pipeline Company         Selkirk Cogen Partners, L. P.
                                       By: JMC Selkirk, Inc., Managing General Partner

By: /s/ J.P. DICKERSON                Date: 6/28/02  By: /s/ E.K. HAUSER             Date: 6/28/02
    ---------------------------------       -------      ---------------------------       -------
NAME:    J.P. Dickerson                               NAME:  Ernest K. Hauser
TITLE:   Vice President                              TITLE:   Senior Vice President

Agent and Attorney-In-Fact